Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated December 13, 2011
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the
Prospectus Supplement shall have the meanings assigned to them in the
Prospectus Supplement.

CUSIP:  89233P5Q5

Principal Amount (in Specified Currency):  $368,000,000.  TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.
Issue Price:  100%
Initial Trade Date:  December 12, 2011
Original Issue Date:  December 15, 2011
Stated Maturity Date:  January 11, 2013

Initial Interest Rate:  An interpolated LIBOR (as described below) determined on
          December 13, 2011 plus 0.20%, accruing from December 15, 2011 (long first coupon interpolated between 3 month and 4 month LIBOR)
Interest Payment Dates:  The 11th of each April, July and October, commencing on April 11, 2012, and on the Stated Maturity Date

Net Proceeds to Issuer:  $367,889,600
Agents:                 The Williams Capital Group, L.P. (“Williams”)
Jefferies & Company, Inc. (“Jefferies”)
RBC Capital Markets, LLC (“RBC”)
Loop Capital Markets LLC (“Loop”)
Agents’ Discount or Commission:  0.03%
Agents’ Capacity:
    [  ] Agent
    [X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[  ] Inverse Floating Rate Note:
Fixed Interest Rate:
[  ] Floating Rate/Fixed Rate Note:
Fixed Interest Rate:
Fixed Rate Commencement Date:
[  ] Other Floating Rate Note
(See attached Addendum)

Interest Rate Basis:
[  ] CD Rate
[  ] CMS Rate
[  ] CMT Rate
[  ] Commercial Paper Rate
[  ] Eleventh District Cost of Funds Rate
[  ] Federal Funds Rate
[  ] Federal Funds Open Rate
[X] LIBOR
[  ] Prime Rate
[  ] Treasury Rate
[  ] Other (see attached Addendum)

If CMS:
Designated CMS Maturity Index:

If CMT:
Designated CMT Maturity Index:

Designated CMT Reuters Page:
[  ] T7051
[  ] T7052

If LIBOR:
Designated LIBOR Page:  Reuters
Index Currency:  U.S. dollars

If CD Rate or LIBOR
Index Maturity:  3 month

Spread (+/-):  +0.20%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date:  April 11, 2012
Interest Rate Reset Period:  Quarterly
Interest Reset Dates:  Each Interest Payment Date
Interest Rate Reset Cutoff Date:  N/A
Interest Determination Date:  The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
[  ] 30/360
[X] Actual/360
[  ] Actual/Actual

Business Day Convention
[  ] Following
[X] Modified Following, adjusted

Business Days: New York and London

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination:  $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
Initial Interest Accrual Date:

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of an Appointment Agreement dated July 1, 2010 and the Appointment Agreement Confirmation dated December 12, 2011 (collectively, the “Williams Appointment Agreement”), between Toyota Motor Credit Corporation (“TMCC”) and Williams, Williams, acting as principal, has agreed to purchase and TMCC has agreed to sell to Williams $50,000,000 principal amount of the Notes (the “Williams Notes”) at 99.97% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of such principal amount.

Under the terms and subject to the conditions of an Appointment Agreement dated September 1, 2010 and the Appointment Agreement Confirmation dated December 12, 2011 (collectively, the “Jefferies Appointment Agreement”), between TMCC and Jefferies, Jefferies, acting as principal, has agreed to purchase and TMCC has agreed to sell to Jefferies $35,000,000 principal amount of the Notes (the “Jefferies Notes”) at 99.97% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of such principal amount.

Under the terms and subject to the conditions of an Appointment Agreement dated November 15, 2010 and the Appointment Agreement Confirmation dated December 12, 2011 (collectively, the “RBC Appointment Agreement”), between TMCC and RBC, RBC, acting as principal, has agreed to purchase and TMCC has agreed to sell to RBC $23,000,000 principal amount of the Notes (the “RBC Notes”) at 99.97% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of such principal amount.

Under the terms and subject to the conditions of an Appointment Agreement dated December 13, 2011 and the Appointment Agreement Confirmation dated December 13, 2011 (collectively, the “Loop Appointment Agreement,” and together with the Williams Appointment Agreement, the Jefferies Appointment Agreement and the RBC Appointment Agreement, the “Appointment Agreements”), between TMCC and Loop, Loop, acting as principal, has agreed to purchase and TMCC has agreed to sell to Loop $260,000,000 principal amount of the Notes (the “Loop Notes”) at 99.97% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of such principal amount.

Under the terms and subject to the conditions of the Appointment Agreements, the obligations of Williams, Jefferies, RBC and Loop to purchase the Williams Notes, the Jefferies Notes, the RBC Notes and the Loop Notes, respectively, are several and not joint, and in the event of a default by any of Williams, Jefferies, RBC or Loop, TMCC will issue the Notes to the other dealers only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Appointment Agreements, each of Williams, Jefferies, RBC and Loop is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.